Exhibit 10.3

EXECUTION VERSION

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL:  212-902-1000

Opening Transaction

January 9, 2017

To:  Nabors Industries, Inc.
515 W. Greens Road
Suite 1200, Houston, TX 776067
Attention:  General Counsel
Telephone No.:  (281) 874-0035
Email:  general.counsel@nabors.com

Re: Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into among Goldman, Sachs & Co. (“Dealer”), Nabors Industries, Inc. (“Counterparty”) and Nabors Industries Ltd. (“Parent”) as of the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty, Parent and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated January 10, 2017 (the “Offering Memorandum”) relating to the 0.75% Exchangeable Senior Notes due January 15, 2024 (as originally issued by Counterparty, the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty in an aggregate initial principal amount of USD 500,000,000 (as increased by up to an aggregate principal amount of USD 75,000,000 if and to the extent that the Initial Purchasers (as defined herein)) exercise their option to purchase additional Exchangeable Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated January 13, 2017 among Counterparty, Parent and Wilmington Trust, National Association, as trustee (the “Indenture”).  In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern.  The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation.  The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties.  Subject to the foregoing, references to the Indenture herein are references to the Indenture on the date of its execution and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 9.01(m) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Exchangeable Notes in the Offering Memorandum or (y) pursuant to Section 10.05 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 9.(i)(iii) below) unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.             This Confirmation evidences a complete and binding agreement among Dealer, Counterparty and Parent as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer, Counterparty and Parent had executed an agreement in such form (but without any Schedule except for the election that the “Cross Default” provisions shall apply to Dealer with a “Threshold Amount” equal to 3% of the shareholders’ equity of The Goldman Sachs Group, Inc. (“GS Group”) as of the Trade Date, (b) the deletion of the phrase “, or becoming capable at such time of being declared,” from clause (1) thereof, (c) the following language added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (d) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business). All of the obligations of Dealer hereunder shall be unconditionally guaranteed in favor of Counterparty by GS Group under the guarantee filed as Exhibit 10.45 to GS Group’s Form 10-K filed with the Securities and Exchange Commission on February 7, 2006.  The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	January 9, 2017

Effective Date:	The closing date of the initial issuance of the Exchangeable Notes.

Option Style:	Modified American, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common shares of Parent, par value USD 0.001 per share (Exchange symbol “NBR”).

Number of Options:

The number of Exchangeable Notes constituting Purchased Notes (as defined in the Purchase Agreement) in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Exchangeable Notes. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the Applicable Percentage of the “Exchange Rate” (as defined in the Indenture, but without regard to any adjustments to the Exchange Rate pursuant to Excluded Provisions).

Strike Price:	USD 25.1580

Cap Price:	USD 31.4475

Premium:	USD 17,500,000

Premium Payment Date:	Effective Date

Applicable Percentage:	50%

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 10.03 and Section 10.04(n) of the Indenture.

Procedures for Exercise.

Exchange Date:

With respect to any exchange of an Exchangeable Note (other than any exchange of Exchangeable Notes with an Exchange Date occurring prior to the Free Exchangeability Date (any such exchange, an “Early Exchange”), to which the provisions of Section 9.(i)(i) of this Confirmation shall apply), the date on which the Holder (as such term is defined in the Indenture) of such Exchangeable Note satisfies all of the requirements for exchange thereof as set forth in Section 10.02(a) of the Indenture.

Free Exchangeability Date:	December 15, 2023

Expiration Time:	The Valuation Time

Expiration Date:	The “Maturity Date” (as defined in the Indenture).

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:

Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date occurring on or after the Free Exchangeability Date, in respect of which an Exchange Notice that is effective as to Counterparty has been delivered by the relevant exchanging Holder, a number of Options equal to the number of Exchangeable Notes in denominations of USD 1,000 as to which such Exchange Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options relating to Exchangeable Notes with an Exchange Date occurring on or after the Free Exchangeability Date, Counterparty must notify

Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount (as defined below) is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Exchangeable Notes before 5:00 p.m. (New York City time) on the Free Exchangeability Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Exchangeable Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Exchangeable Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Exchangeable Notes (the “Specified Cash Amount”). Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Exchangeable Notes.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:

For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i)    if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note (A) entirely in Shares pursuant to Section 10.02(b)(i) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 10.02(b)(iii) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 10.02(b)(iii) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii)   if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note in a combination of cash and Shares pursuant to Section 10.02(b)(iii) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)  if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note entirely in cash pursuant to Section 10.02(b)(ii) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:

If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:

If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)                       cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)                    Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:

If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:

For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day;

provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero.  In no event will the Daily Option Value be less than zero.

Applicable Limit:

For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Exchangeable Note upon exchange of such Exchangeable Note and (B) the number of Shares, if any, delivered to the Holder of the related Exchangeable Note upon exchange of such Exchangeable Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page “NBR US <equity>“ (or any successor thereto).

Valid Day:

A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:

A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading.  If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NBR US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, then (x) if the Indenture provides an alternate method for determining the volume-weighted average price of Shares, the per Share volume-weighted average price as determined pursuant to such alternate method and (y) otherwise, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average price method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:

For any Option and regardless of the Settlement Method applicable to such Option, the 20 consecutive Valid Days commencing on, and including, the 22nd Scheduled Valid Day immediately prior to the “Maturity Date” (as defined in the Indenture); provided that if the Notice of Final Settlement Method for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Exchangeable Note, the Settlement Averaging Period shall be the 40 consecutive Valid Days commencing on, and including, the 42nd Scheduled Valid Day immediately prior to the “Maturity Date” (as defined in the Indenture).  For the avoidance of doubt, the provisions of Section 9(i)(i) of this Confirmation shall apply to any Early Exchange, and no Settlement Averaging Period will apply to such Early Exchange.

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”.  “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:

Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.             Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Exchange Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “VWAP,” “Daily

Exchange Value” or “Daily Settlement Amount” (each as defined in the Indenture).  For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Exchangeable Notes (upon exchange or otherwise) or (y) any other transaction in which holders of the Exchangeable Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the third paragraph of Section 10.04(c) of the Indenture or the third paragraph of Section 10.04(d) of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make:

(A) an adjustment corresponding to the adjustment to be made pursuant to the Indenture (or, if no Exchangeable Notes are outstanding, that would have been made if Exchangeable Notes were outstanding) to any one or more of the Strike Price, Number of Options and/or Option Entitlement; and

(B) an appropriate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A) above (for the avoidance of doubt, such adjustment to each of the Strike Price and the Cap Price to be made in good faith while consistently taking into account factors and other items relevant to such adjustment); provided that in no event shall the Strike Price be adjusted to be greater than the Cap Price.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i)                       if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 10.04(q) of the Indenture, Section 10.05 of the Indenture or any supplemental indenture entered into thereunder or in connection with any appropriate adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential

Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Exchangeable Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Exchange Date, then the Calculation Agent shall make the adjustments that would have been made under the Indenture in order to account for such Potential Adjustment Event;

(ii)                    in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 10.04(b) of the Indenture or Section 10.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 10.04(b) of the Indenture) or “SP0” (as such term is used in Section 10.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; provided that in no event shall the Cap Price after giving effect to any such adjustment be less than the Strike Price; and

(iii)                 if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Exchange Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Exchange Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Potential

Adjustment Event Change; provided that in no event shall the Cap Price after giving effect to any such adjustment be less than the Strike Price.

Dilution Adjustment Provisions:	Sections 10.04(a), (b), (c), (d) and (e) and Section 10.04(q) of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.05 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 10.04(e) of the Indenture.

Consequences of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make

(A) a corresponding adjustment to any one or more of the nature of the Shares, Strike Price, Number of Options and Option Entitlement, in each case, to the extent an analogous adjustment would be made pursuant to the Indenture in connection with such Merger Event or Tender Offer, or to the definitions of “Exchange”, “Relevant Price”, and “Settlement Averaging Period” of this Confirmation and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; and

(B) an appropriate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A) above (for the avoidance of doubt, such adjustment to each of the Strike Price and the Cap Price to be made in good faith while consistently taking into account factors and other items relevant to such adjustment); provided that in no event shall the Strike Price be adjusted to be greater than the Cap Price;

provided, however, that such adjustment shall be made without regard to any adjustment to the Exchange Rate pursuant to any Excluded Provision; provided further that the Calculation Agent acting in good faith and in a commercially reasonable manner may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer (taking into account a commercially reasonable hedge position) is not adversely affected as a result of such adjustment.

Notwithstanding the foregoing, if, with respect to a Merger Event or a Tender Offer, (a) (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof, the District of Columbia, Bermuda or the Cayman Islands or (ii) the Parent to the Transaction following such Merger Event or Tender Offer will not be a corporation, and (b) Dealer determines, based on advice of counsel, that such Merger Event or Tender Offer would result in a material adverse effect to Dealer, in connection with this Transaction, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Exchange.

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (v) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (w) the word “shall” in the second line shall be replaced with “may”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced by the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the fifth and sixth lines shall be deleted in their entirety and replaced with the words “effect on the embedded warrants in favor of Dealer in such Transaction (as represented by the Cap Price) of such Announcement Event solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or such embedded warrants”, and (z) for the avoidance of doubt, the Calculation Agent may adjust the terms of the Transaction for a single Announcement Event on one or more occasions on or after the date of such Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event.  An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:

(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 25% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent.  For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof; (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof; (iii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement of the formal or informal interpretation”; and (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)                                     Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof:  “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following at the end of such Section:

“provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.  For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)                                  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof,  after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer; provided that all calculations and determinations by the Hedging Party shall be made in good faith and in a commercially reasonable manner.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that all calculations and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.

Dealer; provided that, following the occurrence and during the continuance of an Event of Default with respect to which Dealer is the sole Defaulting Party, and if Dealer fails to perform its duties as the Calculation Agent hereunder, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.  All calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

In the case of any calculation, adjustment or determination by the Determining Party or the Calculation Agent, as the case may be, following any written request from Counterparty, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Counterparty a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination), but without disclosing any proprietary or confidential models used by it for such calculation, adjustment or determination or any information that is subject to an obligation not to disclose such information.

5.                                      Account Details.

(a)                                 Account for payments to Counterparty:

Bank:	Citibank NYDDAs
Branch:	Citibank New York
SWIFT:	CITIUS33
ABA:	021000089
Account Name:	Nabors Industries, Inc.
Account Number:	30883326
Address:	111 WALL STREET
NEW YORK, NEW YORK 10043
USA

Account for delivery of Shares to Counterparty:

Bank:	Morgan Stanley
DTC:	0015 — Morgan Stanley
Account Name:	Nabors Industries, Inc.
Account Number:	798-133229

(b) Account for payments to Dealer:

Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Account for delivery of Shares from Dealer:

To be separately notified.

6.                                      Offices.

(a)                                 The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party.

(b)                                 The Office of Dealer for the Transaction is:  New York.

Goldman, Sachs & Co.

200 West Street

New York, New York 10282-2198

7.                                      Notices.

(a) Address for notices or communications to Counterparty and Parent:

Nabors Industries, Inc.
515 W. Greens Road
Suite 1200, Houston, TX 776067
Attention:	General Counsel
Telephone No.:	(281) 874-0035
Email:	general.counsel@nabors.com

Nabors Industries Ltd.
Crown House, 4 Pon-La Villa Road, Second Floor,
Hamilton, HM08, Bermuda
Attention:	Corporate Secretary
Telephone No.:	(441) 292-1510
Email:	mark.andrews@nabors.com

(b) Address for notices or communications to Dealer:

Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attention:	Simon Watson
Telephone:	1-212-902-2317
Email:	simon.watson@gs.com

With a copy to:
Attention:	Daniel Josephs
Telephone:	1-212-902-8193
Email:	daniel.josephs@gs.com

And email notification to the following address:

Eq-derivs-notifications@am.ibd.gs.com

8.                                      Representations and Warranties of Counterparty and Parent.

Each of Counterparty and Parent hereby represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)                                 Each of Counterparty and Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on such party’s part; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent and constitutes its valid and binding obligation, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)                                 Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of either of Counterparty or Parent hereunder will (i) conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty or Parent, or (ii) contravene any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound or to which Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument except, in the case of this clause (ii), for any such conflict, breach, default or lien that would not, individually or in the aggregate, have a material adverse effect on Counterparty or Parent and their subsidiaries, taken as a whole.

(c)                                  No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty or Parent of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws or such that may be required by the NYSE.

(d)                                 Neither Counterparty nor Parent is and, after consummation of the transactions contemplated hereby, neither Counterparty nor Parent will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)                                  Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)                                   None of Counterparty, Parent nor their respective affiliates is, on the date hereof, in possession of any material non-public information with respect to Counterparty, Parent or the Shares.

(g)                                  Each of Counterparty’s and Parent’s filings under the Exchange Act or other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the Trade Date, when taken together and considered as a whole, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(h)                                 Assuming compliance with the representation and warranties by the Initial Purchasers and each subsequent purchaser, no state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)                                     Each of Counterparty and Parent understands that no obligations of Dealer to Counterparty or Parent, as applicable,  hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

(j)                                    EACH OF COUNTERPARTY AND PARENT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(k)                                 Each of Counterparty and Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(l)                                     Neither Counterparty nor Parent is as of the Trade Date, and neither Counterparty nor Parent shall be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).  Each of Counterparty and Parent would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(m)                             Each of Counterparty and Parent has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(n)                                 Each of Counterparty’s and Parent’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(o)                                 Each of Counterparty’s and Parent’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and each of Counterparty and Parent is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(p)                                 Each of Counterparty and Parent understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(q)                                 Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

9.                                      Other Provisions.

(a)                                 Opinions.  Counterparty and Parent shall deliver to Dealer one or more  opinions of counsel, dated as of the Effective Date, with respect to the matters set forth in Sections 3(a)(i), (ii) and, only with respect to documents and agreements filed as Exhibits to Counterparty’s Form 10-K, (iii) of the Agreement; provided that any such opinion(s) of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.  Delivery of such opinion(s) to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)                                 Repurchase Notices.  Parent shall, on any day on which Counterparty and/or Parent effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 252.6 million (in the case of the first such notice) or (ii) thereafter more than 227.5 million less than the number of Shares included in the immediately preceding Repurchase Notice.  Counterparty and Parent jointly and severally agree to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Parent’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Parent’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Parent in writing, and Counterparty and/or Parent, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty and/or Parent may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding.  Neither Counterparty nor Parent shall be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Neither Counterparty nor Parent shall, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty and Parent hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)                                  Regulation M.  Each of Parent and its subsidiaries is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.  Parent shall not, and shall cause its subsidiaries not to, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)                                 No Manipulation.  Neither Counterparty nor Parent is entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)                                  Transfer or Assignment.

(i)                                     Either of Counterparty and Parent shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)          With respect to any Transfer Options, neither Counterparty nor Parent shall be released from its notice and indemnification obligations pursuant to Section 9.(b) or any obligations under Section 9.(n) or 9.(s) of this Confirmation;

(B)                               Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)                               Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any reasonable and necessary documentation and delivery of reasonable and customary legal opinions with respect to securities laws and other matters by such third party and Counterparty or Parent, as are reasonably requested and reasonably satisfactory to Dealer;

(D)                               Dealer will not, as a result of such transfer and assignment and after giving effect thereto, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty or Parent in the absence of such transfer and assignment;

(E)                                An Event of Default, Potential Event of Default or Termination Event with respect to Counterparty will not occur as a result of such transfer and assignment;

(F)                                 Without limiting the generality of clause (B), Counterparty and Parent shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)                               Each of Counterparty and Parent shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)                                  Dealer may (A) without Counterparty’s or Parent’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by GS Group generally for similar transactions, by GS Group, or (B) in consultation with Counterparty and/or Parent, and with Counterparty’s and/or Parent’s prior written consent (which consent not to be delayed or unreasonably withheld), transfer or assign all or any part of its rights or obligations under the Transaction to any other third party with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of GS Group at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty, Parent and Dealer; provided that:

(X)                               any transfer or assignment described in clause (A) above shall be made to a transferee or assignee that is a “dealer in securities” within the meaning of Section 475(c)(1) of the Code;

(Y)                               Counterparty will not be required (or, as determined by Dealer in good faith, reasonably expected, as of the date of such transfer or assignment, to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay Dealer in the absence of such transfer or assignment and

(Z)                                Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the results described in clause (Y) of this proviso will not occur upon or after such transfer and assignment.

If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination (except if such an Excess Ownership Position was caused or increased by Dealer’s willful misconduct or gross negligence, in which case Dealer shall be deemed to be the sole Affected Party with respect to such partial termination) and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9.(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).  Dealer shall notify Counterparty of an Excess Ownership Position with respect to which it intends to seek a transfer or assignment as soon as reasonably practicable after becoming aware of such an Excess Ownership Position.  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act) (collectively, the “Dealer Group”), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer, Dealer Group and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.  Dealer represents and warrants to Parent and Counterparty that, as of the Effective Date, the Section 16 Percentage is not greater than 7%, the Option Equity Percentage is not greater than 7%, and the Share Amount is not greater than 23,351,841.

(iii)                               Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty and/or Parent, Dealer shall have the right to assign any or all of its rights and obligations under the Transaction to deliver or accept delivery of cash, Shares or Share Termination Delivery Units to any of its Affiliates; provided that Counterparty or Parent, as applicable, shall have recourse to Dealer in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Dealer shall be limited to recoupment of Counterparty’s or Parent’s monetary damages and each of Counterparty and Parent hereby waives any right to seek specific performance by Dealer of its obligations hereunder.  Such failure after any applicable grace period shall be deemed to be an Additional Termination Event and, with respect to such Additional Termination Event, (A) Dealer shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Counterparty or Parent, as applicable, shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(f)                                   Staggered Settlement.  If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”), but only to the extent commercially reasonably determined by Dealer in good faith, to avoid an Excess Ownership Position as follows:

(i)                                     in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)                                  the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)                               if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)                                  Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(h)                                 Dividends.  If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend differs from the Regular Dividend on a per Share basis, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof.  “Regular Dividend” shall mean USD 0.06 per Share per quarterly dividend period of Counterparty.  Upon any adjustment to the “Initial Dividend Threshold” (as defined in the

Indenture) for the Exchangeable Notes pursuant to the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(i)                                     Additional Termination Events.

(i)                                     Notwithstanding anything to the contrary in this Confirmation, upon any Early Exchange in respect of which an Exchange Notice that is effective as to Counterparty has been delivered by the relevant exchanging Holder:

(A)                               Counterparty shall, within five Scheduled Trading Days of the Exchange Date for such Early Exchange, provide written notice (an “Early Exchange Notice”) to Dealer specifying the number of Exchangeable Notes surrendered for exchange on such Exchange Date (such Exchangeable Notes, the “Affected Exchangeable Notes”), and the giving of such Early Exchange Notice shall constitute an Additional Termination Event as provided in this clause (i);

(B)                               upon receipt of any such Early Exchange Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Trading Day following the Exchange Date for such Early Exchange) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Exchangeable Notes and (y) the Number of Options as of the Exchange Date for such Early Exchange;

(C)                               any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Exchangeable Note upon exchange of such Affected Exchangeable Note, multiplied by the fair market value of one Share on settlement minus (y) USD 1,000;

(D)                               for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Exchange and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Exchange Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Exchangeable Notes remain outstanding; and

(E)                                the Transaction shall remain in full force and effect, except that, as of the Exchange Date for such Early Exchange, the Number of Options shall be reduced by the Affected Number of Options.

(ii)                                  Notwithstanding anything to the contrary in this Confirmation if an event of default occurs under the terms of the Exchangeable Notes as set forth in Section 6.01 of the Indenture and such event of default results in the Exchangeable Notes becoming or being declared due and payable pursuant to the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)                               Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty and/or Parent amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Exchangeable Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty and/or Parent, any term relating to exchange of the Exchangeable Notes (including changes to the exchange rate, exchange rate adjustment provisions, exchange settlement dates or exchange conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Exchangeable Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 9.01(m) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Exchangeable Notes in the Offering Memorandum or (y) pursuant to Section 10.05 of the Indenture), in each case, without the consent of Dealer.

(iv)                              Promptly (but in any event within five Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty may notify Dealer of such Repurchase Event and the aggregate principal amount of Exchangeable Notes subject to such Repurchase Event (any such notice, an “Exchangeable Notes Repurchase Notice”); provided that any such Exchangeable Notes Repurchase Notice shall contain an acknowledgment by Counterparty and Parent of their respective responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Repurchase Event and the delivery of such Exchangeable Notes Repurchase Notice.

The receipt by Dealer from Counterparty of any Exchangeable Notes Repurchase Notice shall constitute an Additional Termination Event as provided in this Section 9(i)(iv).

Upon receipt of any such Exchangeable Notes Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Exchangeable Notes Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repurchase Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of

(A)                               the aggregate principal amount of such Exchangeable Notes specified in such Exchangeable Notes Repurchase Notice, divided by USD 1,000; and

(B)                               the Number of Options as of the date Dealer designates such Early Termination Date;

and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options.  Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if

(1)                                 an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repurchase Options;

(2)                                 Counterparty were the sole Affected Party with respect to such Additional Termination Event; and

(3)                                 the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this Section 9(i)(iv) as if Counterparty was not the Affected Party).

“Repurchase Event” means that (i) any Exchangeable Notes are repurchased (whether pursuant to Section 3.01 of the Indenture or otherwise) by Parent or Counterparty or any of their respective subsidiaries, (ii) any Exchangeable Notes are delivered to Parent or Counterparty in exchange for delivery of any property or assets of Parent or Counterparty or any of their respective subsidiaries (howsoever described), (iii) any principal of any of the Exchangeable Notes is repaid prior to the final maturity date of the Exchangeable Notes (other than upon acceleration of the Exchangeable Notes described in Section 9(i)(ii)), or (iv) any Exchangeable Notes are exchanged by or for the benefit of the Holders (as defined in the Indenture) thereof for any other securities of Parent or Counterparty or any of their respective Affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that neither (i) any exchange of Exchangeable Notes pursuant to the terms of the Indenture, nor (ii) any exchange of Exchangeable Notes pursuant to Section 12.01 of the Indenture, shall in either case constitute a Repurchase Event.

(j)                                    Amendments to Equity Definitions.

(i)                                     Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material” and adding the phrase “or the Options” at the end of the sentence.

(ii)                                  Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of  the ISDA Master Agreement with respect to that Issuer.”

(iii)                               Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iv)                              Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”.

(k)                                 No Collateral or Setoff.  Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(l)                                     Alternative Calculations and Payment on Early Termination and on Certain  Extraordinary Events.  If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination

Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) or 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8.(f) as of the date of such election and (c) Dealer agrees, in its reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) or 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:

If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in good faith and by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:

One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.  “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m)                             Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)                                 Registration.  Parent hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares or other Hedge Positions  (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Parent shall, at its election in its sole and absolute discretion, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Parent, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares or other Hedge Positions incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(o)                                 Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, each of Counterparty and Parent and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to either of Counterparty or Parent relating to such tax treatment and tax structure.

(p)                                 Right to Extend.  Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or to enable Dealer to effect purchases of Shares or other Hedge Positions in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (so long as such policies and procedures would  generally be applicable  to  counterparties similar to Counterparty and transactions similar to the Transaction); provided that no such  Valid Day or other  date of valuation, payment or delivery may be postponed or added more than 20 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be; provided further that in the event of an addition or postponement due to self- regulatory requirement or with related policies and procedures applicable to Dealer, such addition or postponement must be made for a whole day.

(q)                                 Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against either of Counterparty or Parent with respect to the Transaction that are senior to the claims of common stockholders of Counterparty or Parent, as applicable, in any United States bankruptcy proceedings of Counterparty or Parent, as applicable; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by either of Counterparty or Parent, as applicable, of its obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)                                    Securities Contract; Swap Agreement.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)                                   Notice of Certain Other Events. Each of Counterparty and Parent covenants and agrees that:

(i)                                     promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty and/or Parent shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)                                  promptly following any adjustment to the Exchangeable Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty and/or Parent shall give Dealer written notice of the details of such adjustment.

(t)                                    Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty and/or Parent, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty and Parent to the extent of any such performance.

(u)                                 Agreements and Acknowledgements Regarding Hedging. Each of Counterparty and Parent understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares or other securities of the Counterparty other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty or Parent.

(v)                                 Early Unwind. In the event the sale of the “Purchased Notes” (as defined in the Purchase Agreement dated as of January 9, 2017 between Counterparty, Parent and Citigroup Global Markets Inc. as representative of the Initial Purchasers party thereto (the “Initial Purchasers”) (the “Purchase Agreement”)) is not consummated with the Initial Purchasers for any reason, or either Counterparty or Parent fails to deliver to Dealer opinion(s) of counsel as required pursuant to Section 9.(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Counterparty and Parent under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other parties from and agrees not to make any claim against any other party with respect to any obligations or liabilities of any other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Dealer on the Early Unwind Date all Shares and other Hedge Positions purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price.  Each of Dealer, Counterparty and Parent represents and acknowledges to the other parties that, subject to the proviso included in this Section 9.(v), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)                               Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(d)(ii) or 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)                                 Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(y)                                 FATCA Carve-out.  The parties agree that the definitions and provisions contained in the ISDA 2012 FATCA Protocol as published by the International Swaps and Derivatives Association, Inc. on August 15, 2012, are incorporated into and apply to the Agreement as if set forth in full herein.

(z)                                  871(m) Provision.  The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by the International Swaps and Derivatives Association, Inc and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”) shall apply to this Agreement as if the parties had adhered to the 871(m) Protocol as of the effective date of this Agreement.  If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol.

(aa)                          Tax Representations and Forms.

For purposes of Section 3(f) of the Agreement:

Counterparty is a corporation established under the laws of the State of Delaware.

Counterparty is a “U.S. Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and its tax identification number is 93-0711613.

Counterparty is “exempt” within the meaning Sections 1.6041-3(p) and 1.6049-4(c) of the United States Treasury Regulations (the “Regulations”) from information reporting on Form 1099 and backup withholding.

Parent is a corporation established under the laws of Bermuda and is classified as a corporation for U.S. federal income tax purposes.

No income received or to be received under this Agreement will be effectively connected with the conduct of a trade or business by Parent in the United States.

Parent is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the Regulations, and it is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations.

For the purpose of Section 4(a) of the Agreement:

Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Counterparty	As required under Section 4(a)(i) of the Agreement, IRS Form W-9 or successor form or document prescribed by the IRS from time to time.

Promptly upon execution of the Confirmation; promptly upon learning that any form previously provided by Counterparty has become obsolete or incorrect; and promptly upon reasonable request by the Dealer.

Parent	As required under Section 4(a)(i) of the Agreement, IRS Form W-8BEN-E or any successor form or document prescribed by the IRS from time to time.	Promptly upon execution of the Confirmation; promptly upon learning that any form previously provided by Parent has become obsolete or incorrect; and promptly upon reasonable request by the Dealer.

(bb)                          Each of Counterparty and Parent understands that notwithstanding any other relationship between itself and Dealer and Dealer’s affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between itself and Dealer or Dealer’s affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(cc)                            Each of Counterparty and Parent represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(dd)                          Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparty and Parent hereby agree (a) to check this Confirmation and (b) to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile or electronic version of the fully-executed Confirmation at Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83. Originals shall be provided for your execution upon your request. We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

GOLDMAN, SACHS & CO.

By:	/s/ Eugene Parloff
Name:	Eugene Parloff
Title:	Vice President

Accepted and confirmed
as of the Trade Date:

NABORS INDUSTRIES, INC.

By:	/s/ William Restrepo
Name:	William Restrepo
Title:	Chief Financial Officer

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

[Signature Page to Base Capped Call Confirmation]